Exhibit 10.1

GRANT AGREEMENT

Amgen Inc., a Delaware corporation with its corporate office in Thousand Oaks, California (“Amgen”), agrees to make the grant (the “Grant”) described in this Grant Agreement (this “Agreement”) to Reed College, 3203 SE Woodstock Blvd., Portland, Oregon, 97213, a not for profit educational institution (“Recipient”), and Recipient agrees to accept such Grant, in accordance with the terms and conditions of this Agreement.

1. TERM: This Agreement is effective on the date of the signature of an authorized representative of Amgen below (the “Effective Date”).

2. GRANT PURPOSES: Recipient will use the Grant for the purposes described on Exhibit A of this Agreement (the “Grant Purposes”).

3. GRANT AMOUNT: Amgen will make the Grant in the amount of $3,000,000 promptly after this Agreement is fully executed. Recipient understands that Amgen has no obligation to provide other support for the Grant Purposes or any other purpose.

4. RECIPIENT’S TAX STATUS; ACKNOWLEDGMENT: Recipient represents and warrants to Amgen that it has been recognized by the Internal Revenue Service as a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Recipient provided no goods or services to Amgen or any of its affiliates, subsidiaries, officers or directors in exchange for the Grant.

5. ENTIRE AGREEMENT; COUNTERPARTS; FACSIMILE SIGNATURES; SEVERABILITY; WAIVER: This Agreement, including Exhibit A, which is hereby incorporated by reference herein, sets forth the entire understanding with respect to the subject matter hereof and all other oral and written agreements or correspondence relating to the subject matter hereof are superseded by this Agreement. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Copies of signatures sent by facsimile transmission shall be deemed to be originals for purposes of execution and proof of this Agreement. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

6. NO LIABILITY: Recipient shall indemnify, defend and hold Amgen, its affiliates, subsidiaries, successors and assigns, officers, directors, employees and agents (the “Indemnified Parties”) harmless from and against any and all liability to any third party for or from loss, damage or injury to persons or property in any manner arising out of or incident to the performance of this Grant Agreement, the planning, acquiring, constructing, equipping or use of the project(s) funded by the Grant or the planning, arranging, implementing, sponsoring or conducting of any program or activity related to the Grant by Amgen. In no case shall any of the Indemnified Parties be liable to Recipient or any third party for consequential damages. The Indemnified Parties shall have no liability for any debts, liabilities, deficits or cost overruns of Recipient. It is expressly understood by the parties that no director, member, officer, employee or other representative of Amgen shall incur any financial responsibility or liability of any kind or nature whatsoever in connection with this Grant Agreement or any subsequent agreement between the parties regarding the subject matter hereof. The parties agree that the liability of Amgen hereunder shall be limited to the payment of the Grant pursuant to the terms and conditions of this Grant Agreement and that Amgen shall have no other duty or obligation to Recipient or any other person. The provisions of this Section 6 shall survive the expiration or sooner termination of this Grant Agreement.

This Agreement is executed on behalf of Amgen and Recipient as follows:

AMGEN INC.		REED COLLEGE

By:	/s/ Brian McNamee	By:	/s/ John R. Kroger
Title:	Senior Vice President, Human Resources	Title:	President
Date:	December 3, 2012	Date:	November 14, 2012

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

1.	Grant Purposes. Recipient will use the Grant to establish an endowed chair at Reed College in accordance with the terms of this Agreement. To the extent that there is any conflict between the terms of this Agreement and any Recipient policies, the terms of this Agreement shall prevail. The endowed chair professorship will be named the “Amgen/Roger M. Perlmutter Chair in Chemical Biology.” The Grant shall be used to fully fund the endowed chair’s salary, benefits, sabbatical expenses, related capital expenses and special discretionary research fund. In the event that such endowed chair is fully funded, available excess income, if any, not required to fund the endowed chair may be used towards the needs of the Chemistry and Biology departments at the Recipient.

2.	Restrictions as to uses of the Grant Proceeds. Recipient will use the full amount of the Grant proceeds solely for the Grant Purposes. The fund shall include the grant made pursuant to this Agreement and any other sums or property which hereafter may be transferred to Recipient by Amgen or any other person for inclusion in the fund and accepted by Recipient for inclusion in the fund, and all undistributed income from all such property. Recipient will repay any portion of the Grant proceeds which are not used for the Grant Purposes.

3.	Compliance. Recipient will, and will cause its employees, other agents and contractors (collectively, “Recipient Personnel”) to, perform this Agreement in accordance with all federal, state and local laws applicable to Recipient or Amgen. Recipient and Amgen agree that: no portion of the Grant is intended, directly or indirectly, to compensate Recipient or Recipient Personnel for purchasing, ordering, prescribing, using or recommending Amgen’s products or services; neither Recipient nor any of the Recipient Personnel is required to purchase, use, prescribe, order or recommend Amgen’s products or services as a condition of this Agreement.

4.	Representations and Warranties. Recipient represents and warrants that Recipient is not: (a) excluded from Federal Health Care Programs (42 U.S.C. Section 1320a-7b(f)); (b) debarred from federal or state procurement or nonprocurement programs; or (c) designated as a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of the Treasury;

5.	Recordkeeping. Recipient agrees to maintain its books and records in such a way that the Grant proceeds will be shown separately on Recipient’s books. Recipient will maintain records of its expenditures in furtherance of the Grant Purposes adequate to identify the use of the proceeds for the Grant Purposes. Recipient will make its books and records available to Amgen at reasonable times.

6.	Reports to Amgen. At Amgen’s request, Recipient will supply Amgen with a report based upon the records of Recipient showing the use of the Grant proceeds in accordance with this Agreement.

7.	Publicity. Amgen shall have the right to approve all publicity, press events, and promotional and advertising materials relating to the Grant and the project(s) funded by the Grant in advance of publication or occurrence and Recipient shall submit to Amgen any proposed materials for approval prior to their release. Recipient shall have no right to use any symbol, logo, trade name or trademark of Amgen without advance written consent from Amgen. Amgen may, in its discretion, also publish and distribute promotional materials relating to the Grant and the project(s) funded by the Grant.

8.	Choice of Law / Jurisdiction. This Agreement and the fund created by this Agreement shall be administered in and under the laws of the State of California, and this Agreement and the validity thereof shall be governed by and construed in accordance with the laws of the State of California. The California courts (state and federal), only, will have jurisdiction of any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in those courts in Los Angeles County, and not elsewhere. The substantially successful or substantially prevailing party shall be entitled to recover reasonable attorney(s)’ fees and other costs, specifically including expert witness fees, incurred in the event any legal action and/or other proceeding is brought for the enforcement of this Agreement for any alleged dispute, breach, default or misrepresentation.